[DERMA SCIENCES LOGO OMITTED]

DERMA SCIENCES, INC.

2001 Annual Report

214 Carnegie Center, Suite 100
Princeton, New Jersey 08540
800-825-4325

Description of Business

Overview

        Derma Sciences, Inc. ("Derma Sciences") was incorporated under the laws of Colorado on September 10, 1984. On June 3, 1996 Derma Sciences changed its state of domicile to Pennsylvania. In September, 1998, pursuant to an Agreement and Plan of Merger dated as of July 8, 1998, Derma Sciences acquired Genetic Laboratories Wound Care, Inc. ("Genetic Labs") by means of a tax-free reorganization whereby Genetic Labs became a wholly-owned subsidiary of Derma Sciences. In December, 1999, pursuant to an Agreement and Plan of Merger dated December 27, 1999, Genetic Labs was merged into Derma Sciences by means of a tax-free reorganization whereby the separate corporate existence of Genetic Labs ceased.

        In 1998, Derma Sciences purchased the stock of Sunshine Products, Inc. ("Sunshine Products") in a cash transaction. As a result of the stock purchase, Sunshine Products became a wholly-owned subsidiary of Derma Sciences.

        Derma Sciences and its subsidiary Sunshine Products are referred to collectively as the "Company." The Company's executive offices are located at 214 Carnegie Center, Suite 100, Princeton, New Jersey.

        The Company engages in the marketing and sale of three dermatological products lines: (1) sprays, ointments and dressings for the management of chronic non-healing skin ulcerations such as pressure, diabetic and venous ulcers, surgical incisions and burns; (2) wound closure strips, specialty fasteners and net dressings; and (3) bathing, skin care products and disinfectants.

The Company's Markets

Chronic Wound Care

        The Company markets chronic wound care, incontinent care and related products both to extended care facilities, such as nursing homes, rehabilitation centers, hospitals and home healthcare agencies, and to retail and "closed door" pharmacies. Chronic wounds, unlike acute wounds which heal within a natural timeframe, may linger for weeks, months or years and may defy all traditional attempts at treatment.

        The most common chronic wounds are: (1) bedsores (decubitus ulcers) which result from prolonged pressure on the skin impairing the blood supply to the affected area; (2) venous ulcers which result from poorly functioning veins; and (3) diabetic leg ulcers. Traditional techniques for the treatment of chronic wounds have principally involved cleansing and debriding the wound (removing infected and dead tissue), controlling infection with antibiotics and protecting the wound. However, the foregoing treatments are passive in nature and do not stimulate or accelerate wound healing. Many of the Company's chronic wound care products seek to provide an environment conducive to wound healing by addressing, in addition to healing factors such as protection and infection control, additional healing factors such as vitamins, minerals, zinc, moisture, pH balance and nutrition.

Wound Closure Strips, Fasteners and Net Dressings

        The Company markets wound closure strips, nasal tube fasteners and a variety of catheter fasteners to doctors, clinics, nursing homes and hospitals. These wound closure strips eliminate the need for sutures on the surface of many surgical wounds, decrease the incidence of scarring and infection and promote wound healing. In contrast to the characteristics of surgical tapes, these wound closure strips yield to the movement of the skin thereby reducing traction blisters at the wound site. In addition, these wound closure strips provide excellent adherence, optimum surgical wound security and protection from irritation and skin shearing.

        The Company's nasal tube and catheter fasteners facilitate attachment of suction tubes, feeding tubes, urinary catheters, gastrostomy tubes, wound drainage systems, IV's and chest tubes. These fasteners incorporate dynamic tape-to-skin adhesion which minimizes irritation, blistering and skin shear. Further, the fasteners' single piece construction permits adoption of rapid and standardized attachment procedures. The Company's woven elastic net dressings reduce dressing time, allow for proper ventilation of the wound site and hold the dressing in place.

Personal Skin Care

        The Company markets general purpose and specialized skin care products to nursing homes, hospitals, home healthcare agencies and other institutions. These products include antibacterial skin cleansers, soaps, hair and body washes, lotions, body oil and moisturizers. The Company's skin care products are designed to enable customers to implement and maintain successful skin care/hygiene programs.

Directors and Executive Officers

         The directors and executive officers of the Company are:

Name                                    Age    Position held with the Company
----                                    ---    ------------------------------

Edward J. Quilty (1)..................  51     Chairman, President and Chief Executive Officer
John E. Yetter, CPA...................  49     Vice President and Chief Financial Officer
Mary C. Antensteiner .................  43     Executive Vice President - Sales and Marketing
Stephen T. Wills, CPA, MST (1)(2)(3)..  45     Director
Srini Conjeevaram (1)(2)(3)...........  43     Director
James T. O'Brien (2)(3)...............  63     Director
_________________
(1)  Member of the Nominating Committee.
(2)  Member of the Compensation Committee.
(3)  Member of the Audit Committee.

Market for Common Equity and Related Shareholder Matters

         The Common Stock of the Company is traded on the OTC Bulletin Board under the symbol "DSCI.OB." The Common Stock is also traded on the Boston and Pacific Stock Exchanges under the symbol "DMS." The Company's Common Stock commenced trading on May 13, 1994. The following table sets forth the high and low bid prices for the Company's Common Stock:

          Quarter Ended                High        Low
          -------------                ----        ---

          March 31, 2000               $4.56      $1.81
          June 30, 2000                $2.00      $0.56
          September 30, 2000           $1.50      $0.50
          December 31, 2000            $1.25      $0.44
          March 31, 2001               $0.59      $0.22
          June 30, 2001                $0.65      $0.23
          September 30, 2001           $0.71      $0.38
          December 31, 2001            $0.80      $0.25

         The stock prices reflect inter-dealer prices without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. There is no public market for the Company's preferred stock.

         As of the close of business on February 28, 2002, there were 1,217 holders of record of the Common Stock.

         The Company has paid no cash dividends in respect of its Common Stock and does not intend to pay cash dividends in the near future.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Reference to Consolidated Financial Statements

         Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the Company's consolidated financial statements and notes to consolidated financial statements set forth below under Item 7.

Results of Operations

         Net sales decreased $619,424, or 6.5%, in 2001 to $8,946,710 from $ 9,566,134 in 2000. Gross profit margins increased to 49.8% in 2001 from 48.5% in 2000. Operating expenses decreased $1,872,767, or 31.1%, in 2001 to $4,144,923 from $6,017,690 in 2000. Interest expense decreased $1,037,763 in 2001 to $187,476 from $1,225,239 in 2000. Net income of $192,398 was generated in 2001 versus a loss of $2,581,337 in 2000.

Sales Overview

         The Company's sales are derived from its wound care, wound closure-fasteners and skin care product lines. Wound care sales consist mainly of Dermagran ointment and spray and hydrophilic wound dressings. Wound closure-fastener sales consist primarily of wound closure strips and catheter fasteners. Skin care sales consist of body washes, shampoos, incontinent care products, skin conditioners, disinfectants and deodorizers.

         Gross sales are adjusted for trade rebates, cash discounts and Medicaid rebates to derive net sales. Gross to net sales adjustments comprise the following:

                                   Year Ended December 31,
                                 --------------------------
                                 2001                  2000
                                 ----                  ----

        Gross sales           $9,970,255           $10,879,234
        Trade rebates           (763,683)           (1,054,042)
        Cash discounts          (194,985)             (191,040)
        Medicaid rebates         (64,877)              (68,018)
                                 --------              --------

        Net Sales             $8,946,710           $ 9,566,134
                              ==========           ===========

         Gross sales decreased $908,979, or 8.4%, in 2001 versus 2000 reflecting lower skin care sales associated principally with the loss of the Beverly supply agreement and lower second half wound closure-fastener sales related to lower Percu-Stay sales, partially offset by stronger wound care sales. Trade rebates were down due principally to the reduction in rebate intensive Beverly skin care sales. Cash discounts are up due to more customers taking advantage of terms. Medicaid rebates declined slightly due to lower sales.

         The following table presents net sales by product line expressed in dollars and percentage change:

                               Year Ended December 31,
                               -----------------------
     Product Line                 2001         2000              Variance
     ------------                 ----         ----        --------------------

     Wound care               $2,957,487    $2,593,160     $364,327      14.0%
     Wound closure-fasteners   2,889,092     2,989,137     (100,045)     (3.3)%
     Skin care                 3,100,131     3,983,837     (883,706)    (22.2)%
                               ---------     ---------     ---------

             Total            $8,946,710    $9,566,134    ($619,424)     (6.5)%
                              ==========    ==========    ==========

        Net sales declined $619,424, or 6.5%, in 2001 versus 2000. Wound care sales reversed a trend of declining year-on-year sales in 2001, growing 14.0%. Momentum created by renewal of clinical education programs and focused sales efforts were the primary contributors to this growth. Wound closure-fastener sales were down due principally to lower second half Percu-Stay sales as a major customer worked off excess inventory. Excluding Percu-Stay, wound closure-fastener sales were up 2%. Skin care sales were down significantly versus the prior year. The decrease, which began in the second quarter, is principally due to the loss of the Beverly supply agreement effective May 31, 2001. To a lesser extent, skin care sales were adversely impacted by supply interruptions in late 2000 that continued into the first quarter 2001 and a competitive marketplace.

Net Sales, Cost of Sales and Gross Profit

         The Company's net sales, cost of sales, gross profit and gross profit margins for 2001 and 2000 are outlined in the table below:

                            Year Ended December 31,
                            -----------------------
                         2001                     2000               Variance
               --------------------     --------------------    ------------------
Net sales      $8,946,710    100.0%     $9,566,134    100.0%    ($619,424)  (6.5)%
Cost of sales   4,488,990     50.2%      4,922,318     51.5%      433,328    8.8%
                ---------     -----      ---------     -----      -------

Gross profit   $4,457,720     49.8%     $4,643,816     48.5%    ($186,096)  (4.0)%
               ==========     =====     ==========     =====    ==========

         Gross profit decreased in 2001 versus 2000 due to lower sales, partially offset by improving margins. The increase in gross profit margin principally reflects increasing sales of higher margined wound care products coupled with decreasing sales of lower margined wound closure-fastener (Percu-Stay) and skin care (Beverly contract) products versus the prior year. Product line net sales as a percentage of total net sales, together with the gross profit percentages attributable to each line, are outlined below:

                                                               Percentage of
                                                              Total Net Sales
                                                              ---------------
     Product Line                   Gross Profit Percentage    2001      2000
     ------------                   -----------------------    ----      ----

     Wound care                            60% - 80%           33.1%     27.1%
     Wound closure-fasteners               40% - 60%           32.3%     31.2%
     Skin care                             20% - 40%           34.6%     41.7%
                                                              ------    ------
                             Total                            100.0%    100.0%
                                                              ======    ======

         Lower freight and obsolescence costs in 2001 also contributed. Freight costs as a percentage of sales were down in 2001 due to resolution in early 2001 of the inefficiencies associated with the skin care backorder situation prevalent in the later half of 2000, together with the successful renegotiation of lower freight rates. Partially offsetting this favorable contribution to margin improvement were slightly higher product costs.

         On average, contract manufactured wound care and wound closure-fastener line cost increases approximated 1% to 2%. Skin care line material costs were up 1% to 2%, while labor and overhead costs were adversely impacted during the Beverly contract termination transition period and subsequently by the resultant significant decrease in production volume which, in turn, had an adverse impact on fixed overhead absorption.

Operating Expenses

         Operating expenses decreased $1,872,767, or 31.1%, to $4,144,923 in 2001 from $6,017,690 in 2000. A summary of selling, marketing and general administrative expenses for 2001and 2000 are outlined in the table below:

                                   Year Ended December 31,
                                   -----------------------
     Operating Expense               2001          2000                Variance
     -----------------               ----          ----        ---------------------

     Selling                      $1,402,935    $2,544,637     ($1,141,702)  (44.9)%
     Marketing                       343,200       640,141        (296,941)  (46.4)%
     General and administrative    2,398,788     2,832,912        (434,124)  (15.3)%
                                   ---------     ---------        ---------
              Total               $4,144,923    $6,017,690     ($1,872,767)  (31.1)%
                                  ==========    ==========     ============

         Restructuring of the sales and marketing operations, together with implementation of company-wide cost reduction initiatives beginning in the second quarter 2000, are primarily responsible for the decrease. The decrease in general administrative expense has been somewhat mitigated by the re-establishment of the headquarters administrative staff.

Interest Expense, net

         Interest expense, net decreased $1,037,763 to $187,476 in 2001 from $1,225,239 in 2000. Interest expense, net consists of interest income on the Company's investment account balance, interest expense on the Company's bank line of credit (secured by the investment account), convertible bond interest and debt refinancing costs. The decrease is attributable to the absence in 2001 of $1,143,866 of debt refinancing costs incurred in 2000 associated with the Company's Series C and D convertible bonds, lower outstanding 2001 line of credit and convertible bond balances and lower interest rates. These reductions were partially offset by $160,000 of non-cash interest associated with amortizing the consideration granted in January 2001 to extend the maturity date of the outstanding Series C and D convertible bonds.

Other Income, net

         Other income, net increased $57,801 to $75,577 in 2001 from $17,776 in 2000. One-time Medicaid adjustments of $31,320, reversal of the $19,468 excess restructuring reserve and higher recurring profit sharing and royalty income were responsible for the increase.

Provision for Income Taxes

         A provision for federal and state income taxes of $8,500 has been established in 2001 coincident with the Company's return to profitability. The provision is at less than corresponding statutory rates due to available net operating losses.

Net Income (Loss)

         The Company generated net income of $192,398, or $0.08 per share (basic) and $0.04 per share (diluted), in 2001 compared to a net loss of $2,581,337, or $1.48 per share (basic and diluted), in 2000. Included in the 2000 net loss were restructuring costs of $250,000 and write-downs or write-offs totaling $450,000. These latter charges related primarily to doubtful accounts, inventory obsolescence and impaired property, plant and equipment. In addition, non-cash related debt refinancing costs of $1,143,866 were included in the net loss for 2000.

Liquidity and Capital Resources

         Operating results for 2001 versus 2000 were significantly improved. Sales, gross margin and operating expenses were in line with expectations, cash flow was positive and the Company achieved four consecutive quarters of profitability.

         At December 31, 2001 and December 31, 2000, the Company had unrestricted cash and cash equivalents on hand of $524,783 and $424,165, respectively. Cash flow provided by and used in operating activities (excluding restricted cash) was $178,367 in 2001 versus a negative $582,655 in 2000. The Company's return to profitability and a significant improvement in the accounts receivable aging are principally responsible for the 2001 cash flow improvement. The positive cash flow was achieved despite a significant utilization of cash to fund a $568,398 increase in inventory and a $425,652 reduction in accounts payable. Principal drivers behind the inventory increase were timing of receipt for contract manufactured products that are ordered on a semi-annual/annual basis, new products and the need to increase the unit quantity carried for certain products that had fallen below normal safety stock levels at year end 2000. The decrease in accounts payable reflects a clean-up of aged payables and the re-establishment of customer payments more in line with terms, as cash flow permitted.

         At December 31, 2001 and 2000, the Company had working capital of $1,862,072 and $1,390,082 (adjusted for reclass of $475,000 of convertible bonds from long term to current), respectively. This $471,990 improvement is attributable to the Company's return to profitability and positive cash flow.

         At December 31, 2001 and 2000, $475,000 of the Company's convertible bonds were outstanding. Interest is payable on these bonds at prime rate. This interest rate was 4.75% at December 31, 2001. Interest on the convertible bonds accrues and is payable upon maturity thereof. Convertible bond interest was $39,925 in 2001. At December 31, 2001 accrued and unpaid convertible bond interest was $119,563. The convertible bonds matured on January 7, 2002 (see below).

         As of January 5, 2001 bondholders owning the convertible bonds extended the maturity date of the bonds one year to January 7, 2002 in return for non-cash consideration valued at $160,000. This $160,000 debt refinancing cost was recorded as bond discount and amortized to interest expense over the one-year maturity extension.

         In November 2001, the Company closed out its $1,000,000 bank line of credit facility that was fully secured with cash deposited with the bank and paid off its $580,455 outstanding loan balance.

         The Company's 450,002 Series A warrants with an exercise price of $4.50 expired on November 15, 2001. Other warrants consisting of 10,000 warrants with an exercise price of $15.63 expired on August 2, 2001. In February 2001, a total of 229,169 shares of Series B, C and D Preferred Stock were converted into 229,169 shares of Common Stock. In January 2001, 57,000 shares of Common Stock were issued in partial consideration for extending the maturity date of the Convertible Bonds.

         The Common Stock of the Company is traded on the OTC Bulletin Board under the symbol "DSCI.OB." The Common Stock is also traded on the Boston and Pacific Stock Exchanges under the symbol "DMS." The Company has paid no cash dividends in respect of its Common Stock and does not intend to pay cash dividends in the near future.

         Prospectively, the Company expects to build on the momentum created in 2001 in a competitive market place. Modest sales and profitability growth are projected in 2002. Sales are projected to grow based upon identified new customers, new products and expanded sales and marketing efforts. Steps are planned to better control our product costs and minimize year-to-year cost increases. Operating expenses will continue to be properly balanced with revenues. Cash flow is projected to improve in concert with the Company's operating performance.

         Strategically, the Company's plan is to stay focused on its base business while considering external opportunities to leverage its core capabilities and grow the business.

Conversion of Convertible Bonds and Accrued Interest

         Effective January 7, 2002, bondholders of all the Company's issued and outstanding Series C and D convertible bonds entered into an agreement to convert the entirety of the $475,000 principal and $120,200 accrued interest outstanding. The agreement provides for conversion of the principal and accrued interest into units at a rate of one unit for each $0.50 of principal and interest converted. Each unit consists of one share of Series C or Series D Preferred Stock and one and one tenth warrants to purchase one share of common stock at a per share exercise price of $0.57 ("Series F Warrants"). Each share of preferred stock is convertible into common stock on a one-for-one basis. Principal and accrued interest under the bonds totaling $595,200 were converted into 1,190,400 shares of convertible preferred stock and 1,309,440 warrants.

         The agreement further provides that if, prior to July, 2003, the Company offers for sale its common stock at a price per share below $0.50 or its warrants with a per share exercise price of less than $0.57, then the Company shall: (1) issue to the bondholders such additional shares of preferred stock and warrants as, when added to the preferred stock and warrants previously issued, equal the shares of preferred stock and warrants that would have been issued using the lower common stock price as the conversion rate, and (2) lower the per share exercise price of the Series F Warrants to the lower per share exercise price.

         In connection with the conversion, the Company will recognize imputed non-cash interest charges of $165,200. A charge of $45,000 will be taken to account for the value of the reset concession granted the bondholders. This charge will be amortized over the eighteen-month term of the reset provision. A charge of $120,200 will be taken immediately to account for the beneficial reduction in conversion terms associated with the accrued interest.

Common Stock Private Offering

         The Company initiated in January 2002 a private offering of 2,000,000 shares of its common stock at a price of $0.50 per share. At February 28, 2002, the Company had concluded subscription agreements with its President, together with 15 other individual and institutional investors for the sale of 1,300,000 shares of common stock for a total investment of $650,000. At February 28, 2002, subscriptions totaling $565,000 have been funded. The Company expects the balance of the subscriptions to be funded on or about March 31, 2002. The Company has agreed to file a registration statement with the Securities and Exchange Commission relative to the common stock issued in its private offering.

Forward Looking Statements

         Statements that are not historical facts, including statements about the Company's confidence, strategies, expectations about new or existing products, technologies, opportunities, market demand or acceptance of new or existing products are forward-looking statements that involve risks and uncertainties. These uncertainties include, but are not limited to, product demand and market acceptance risk, impact of competitive products and prices, product development, commercialization or technological delays or difficulties, and trade, legal, social, financial and economic risks.

Critical Accounting Policies

         The preparation of the financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts in the financial statements and the accompanying notes. Actual results could differ from those estimates. We believe the following accounting policies are the most critical to the Company.

Revenue Recognition and Allowance for Trade Rebates

         Revenue is recognized when product is shipped and title passes to the customer. Sales are adjusted for cash discounts, Medicaid rebates and trade rebates to derive net sales. The Company establishes an allowance for trade and Medicaid rebates based on past experience. If the estimate of trade and Medicaid rebates is not sufficient to cover actual rebates, additional allowances may be required.

Reserve for Obsolete Inventory

         The Company establishes a reserve for obsolete inventory based on quantities of the inventory on hand, expected future sales and inventory expiration dates. If the estimated reserve for obsolete inventory is not sufficient to cover actual obsolete inventory, additions to the reserve may be required.

Annual Report

         THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH BENEFICIAL HOLDER OF COMMON STOCK ON THE RECORD DATE, UPON WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. ANY SUCH REQUEST SHOULD BE MADE IN WRITING TO THE CORPORATE SECRETARY, DERMA SCIENCES, INC., 214 CARNEGIE CENTER, SUITE 100, PRINCETON, NEW JERSEY 08540.

Report of Independent Auditors

Board of Directors
Derma Sciences, Inc.

         We have audited the accompanying consolidated balance sheets of Derma Sciences, Inc., as of December 31, 2001 and 2000 and the related consolidated statements of operations, cash flows and shareholders' equity for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Derma Sciences, Inc., at December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

/s/  ERNST & YOUNG LLP

Philadelphia, Pennsylvania
February 22, 2002

DERMA SCIENCES, INC.

Consolidated Balance Sheets

                                                                         December 31,
ASSETS                                                             2001                2000
-------------------------------------------------------------------------------------------------

Current Assets
  Cash and cash equivalents                                  $    524,783         $    424,165
  Restricted cash                                                   -                  640,000
  Accounts receivable, net                                        914,458            1,561,633
  Inventories, net                                              1,787,247            1,282,370
  Prepaid expenses and other current assets                        54,661               75,916
-------------------------------------------------------------------------------------------------
Total current assets                                            3,281,149            3,984,084

Property and equipment, net                                       169,708              204,029
Goodwill, patents and trademarks                                1,268,827            1,392,495
-------------------------------------------------------------------------------------------------
Total Assets                                                 $  4,719,684         $  5,580,608
-------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
-------------------------------------------------------------------------------------------------
Current Liabilities
  Bank line of credit                                        $      -             $    640,000
  Accounts payable                                                551,428              977,080
  Accrued expenses and other current liabilities                  392,649              501,922
  Convertible bonds                                               475,000
-------------------------------------------------------------------------------------------------
Total current liabilities                                       1,419,077            2,119,002
-------------------------------------------------------------------------------------------------
Long-term liabilities
  Convertible bonds                                                 -                  475,000
-------------------------------------------------------------------------------------------------
Total Liabilities                                               1,419,077            2,594,002
-------------------------------------------------------------------------------------------------
Shareholders' Equity
Common stock, $.01 par value, 30,000,000 shares
  authorized; issued and outstanding: 2,407,109 shares
  in 2001; 2,120,940 shares in 2000                                24,071               21,209
Convertible preferred stock, $.01 par value; 11,750,000
  shares authorized; issued and outstanding: 1,960,009 shares in 2001; 2,189,178 shares in 2000 (liquidation preference
  of $5,650,000 at December 31, 2001)                              19,600               21,892
Additional paid-in capital                                     13,987,882           13,866,849
Accumulated deficit                                           (10,730,946)         (10,923,344)
-------------------------------------------------------------------------------------------------
Total Shareholders' Equity                                      3,300,607            2,986,606
-------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity                   $  4,719,684         $  5,580,608
-------------------------------------------------------------------------------------------------

See accompanying notes.

DERMA SCIENCES, INC.

Consolidated Statements of Operations

                                                                      Year ended December 31
                                                                      2001               2000
---------------------------------------------------------------------------------------------------

Net sales                                                          $8,946,710        $ 9,566,134

Cost of sales                                                       4,488,990          4,922,318
---------------------------------------------------------------------------------------------------
Gross Profit                                                        4,457,720          4,643,816
---------------------------------------------------------------------------------------------------
Operating expenses                                                  4,144,923          6,017,690
Interest expense, net                                                 187,476          1,225,239
Other income, net                                                     (75,577)           (17,776)
---------------------------------------------------------------------------------------------------
Total Expenses                                                      4,256,822          7,225,153
---------------------------------------------------------------------------------------------------
Income (loss) before provision for income taxes                       200,898         (2,581,337)
Provision for income taxes                                              8,500              -
---------------------------------------------------------------------------------------------------
Net Income (Loss)                                                  $  192,398        $(2,581,337)
---------------------------------------------------------------------------------------------------
Income (loss) per common share - basic                             $     0.08        $     (1.48)
---------------------------------------------------------------------------------------------------
Income (loss) per common share - diluted                           $     0.04        $     (1.48)
---------------------------------------------------------------------------------------------------
Shares used in computing income (loss) per common share - basic     2,375,299          1,743,717
---------------------------------------------------------------------------------------------------
Shares used in computing income (loss) per common share - diluted   4,398,131          1,743,717
---------------------------------------------------------------------------------------------------

See accompanying notes.

DERMA SCIENCES, INC.

Consolidated Statements of Cash Flows

                                                                  Year Ended December 31
                                                                  2001               2000
-----------------------------------------------------------------------------------------------
Operating Activities
    Net income (loss)                                          $ 192,398         $(2,581,337)
    Adjustments to reconcile net income (loss) to
      net cash provided by (used in) operating activities:
      Depreciation and amortization                              197,341             356,758
      Non-cash financing costs                                   160,000           1,143,866
      Provision for bad debts and rebates                        110,717             530,324
      Provision for inventory obsolescence                        63,521             118,000
      Changes in operating assets and liabilities
          Restricted cash                                        640,000              10,000
          Accounts receivable                                    536,458              44,506
          Inventories                                           (568,398)           (111,232)
          Prepaid expenses and other current assets               21,255             148,042
          Accounts payable                                      (425,652)           (239,540)
          Accrued expenses and other current liabilities        (109,273)              7,958
-----------------------------------------------------------------------------------------------
Net cash provided by (used in) operating activities               818,367           (572,655)
-----------------------------------------------------------------------------------------------
Investing Activities
    Purchases of property and equipment                          (39,352)            (22,494)
-----------------------------------------------------------------------------------------------
Net cash used in investing activities                             (39,352)           (22,494)
-----------------------------------------------------------------------------------------------
Financing Activities
    Net change in bank line of credit                            (640,000)           (10,000)
    Proceeds from issuance of convertible securities               -                 150,000
    Proceeds from the issuance of stock, net of issuance costs   (38,397)            307,623
-----------------------------------------------------------------------------------------------
Net cash (used in) provided by financing activities              (678,397)           447,623
-----------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents              100,618           (147,526)

Cash and cash equivalents
  Beginning of year                                              424,165             571,691
-----------------------------------------------------------------------------------------------
  End of year                                                  $ 524,783         $   424,165
-----------------------------------------------------------------------------------------------

Supplemental cash flow information
-----------------------------------------------------------------------------------------------
   Warrants issued in payment of debt refinancing                  -             $   411,479
   Conversion of bonds payable to preferred stock                  -             $ 1,000,000
   Conversion of accounts payable to common stock                  -             $    45,000
   Common stock and warrants issued for debt extension         $ 160,000               -
-----------------------------------------------------------------------------------------------

See accompanying notes.

DERMA SCIENCES, INC.

Consolidated Statements of Shareholders' Equity

                                               Common     Preferred              Convertible   Additional                  Total
                                               Shares      Shares       Common    Preferred     Paid-In   Accumulated  Shareholders'
                                               Issued      Issued        Stock      Stock       Capital     Deficit       Equity
------------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1999                    1,325,938     939,176     $13,259     $ 9,392  $12,123,197  $ (8,342,007) $3,803,841
------------------------------------------------------------------------------------------------------------------------------------

Conversion of preferred shares                   83,334     (83,334)        833        (833)        -                -         -

Issuance of Common Stock in $500,000
   private placement, net of issuance costs     666,668        -          6,667        -         300,956             -     307,623

Issuance of Common Stock in
   payment of trade debt                         45,000        -            450        -          44,550             -      45,000

Conversion of $850,000 of Series C
   Convertible Bonds into Preferred Stock          -      1,133,335        -         11,333      838,667             -     850,000

Conversion of $150,000 of Series D
   Convertible Bonds into Preferred Stock          -        200,001        -          2,000      148,000             -     150,000

Warrants issued in payment of debt refinancing     -           -           -           -         411,479             -     411,479

Net loss                                           -           -           -           -            -       (2,581,337) (2,581,337)
------------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 2000                    2,120,940   2,189,178     $21,209     $21,892  $13,866,849  $(10,923,344) $2,986,606
------------------------------------------------------------------------------------------------------------------------------------

Common stock issued in consideration for
   Series C and Series D Convertible
   Bonds maturity date extension                 57,000        -            570        -         159,430             -     160,000

Conversion of preferred shares                  229,169    (229,169)      2,292      (2,292)        -                -        -

Common stock issuance costs                        -           -           -           -         (38,397)            -     (38,397)

Net income                                         -           -           -           -            -          192,398     192,398
------------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 2001                    2,407,109   1,960,009     $24,071     $19,600  $13,987,882  $(10,730,946) $3,300,607
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes.

DERMA SCIENCES, INC.

Notes To Consolidated Financial Statements

1.      Organization and Summary of Significant Accounting Policies

         Derma Sciences, Inc. and its subsidiary (the "Company") is a full line provider of advanced wound care, wound closure-fasteners and skin care products. The Company markets its products principally through independent distributors servicing the long-term care, home health and acute care markets in the United States and select international markets.

         Summary of Significant Accounting Policies

         Principles of Consolidation - The consolidated financial statements include the accounts of Derma Sciences, Inc. and its wholly owned subsidiary Sunshine Products, Inc. All significant intercompany accounts and transactions have been eliminated.

         Use of Estimates - In conformity with accounting principles generally accepted in the United States, the preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on knowledge of current events and actions which may be undertaken in the future, actual results may ultimately differ from these estimates.

         Cash and Cash Equivalents - The Company considers cash and cash equivalents as amounts on hand, on deposit in financial institutions and highly liquid investments purchased with an original maturity of three months or less.

         Net Income and Loss per Share - Net income (loss) per common share - basic is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Net income (loss) per common share - diluted reflects the potential dilution of earnings by including other common stock equivalents, including stock options, warrants, convertible preferred stock and convertible bonds in the weighted average number of common shares outstanding for a period, if dilutive.

         Inventories - Inventories consist primarily of raw materials, packaging materials and finished goods valued at the lower of cost or market. Cost is determined on the basis of the first-in, first-out method.

         Property and Equipment - Property and equipment are stated at cost and are depreciated principally by the straight-line method over the estimated useful lives of the assets ranging from three to ten years.

         Goodwill, Patents and Trademarks - Goodwill, patents and trademarks are stated on the basis of cost and are amortized over 12 to 17 years on a straight-line basis.

         Goodwill relates to the acquisition of Sunshine Products, Inc. in 1998. The Company does not believe that the goodwill is impaired. However, an impairment charge would be recognized if the Company expected that the present value of future earnings from Sunshine Products, Inc. did not exceed the unamortized goodwill.

         In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill will no longer be amortized, but will be subject to an annual impairment test in accordance with the Statements. Other intangible assets will continue to be amortized over their useful lives.

         The Company will apply the new rules on accounting for goodwill beginning in the first quarter of 2002. During 2002, the Company will perform the first required impairment test of goodwill as of January 1, 2002 and has not yet determined what effect this test will have on the earnings and financial position of the Company.

DERMA SCIENCES, INC.

Notes To Consolidated Financial Statements

         Cash Flow Information - Interest paid during 2001 and 2000 amounted to $31,280 and $70,419, respectively. Income taxes paid in 2001 and 200 were $1,090 and $1,355, respectively.

         Non cash transactions in 2001 include the issuance of 57,000 shares of Common Stock at $0.50 per share together with other equity valued at $160,000 in the aggregate in consideration for extending the maturity date of the Convertible Bonds. Non cash transactions in 2000 include the conversion of $1,000,000 of aggregate principal amount of convertible bonds into Preferred Stock and issuance of 45,000 shares of Common Stock, valued at $1.00 per share, in settlement of trade debt, as well as equity issued in payment of debt financing of $411,479.

         Stock Based Compensation - The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for stock option grants in accordance with APB Option No. 25, "Accounting for Stock Issued to Employees", and, accordingly recognizes no compensation expense for the stock option grants.

         Revenue Recognition - The Company operates in three segments, wound care, wound closure-fasteners and skin care. Sales are recorded when product is shipped and title passes to customers. Gross sales are adjusted for cash discounts, Medicaid rebates and trade rebates to derive net sales. Freight costs to ship product to customers are recorded as a component of cost of sales.

         Advertising and Promotion Costs - Advertising and promotion costs are expensed in the year incurred.

         Reclassifications - Certain reclassifications have been made to prior year amounts and balances to conform with the 2001 presentation.

2.      Accounts Receivable

         Accounts Receivable comprise the following:

                                                        December 31,
                                                   ----------------------
                                                   2001              2000
                                                   ----              ----
     Trade accounts receivable                 $1,051,283         $1,725,001
     Less:  Allowance for doubtful accounts       (50,000)          (175,000)
            Allowance for trade rebates          (100,000)          (135,000)
                                                 ---------          ---------
          Net trade receivables                   901,283          1,415,001
     Other receivables                             13,175            146,632
                                                   ------            -------
          Total receivables                    $  914,458         $1,561,633
                                               ==========         ==========

         Trade receivable write-offs were $270,717 and $275,845 in 2001 and 2000, respectively. The allowance for trade rebates reflects estimated rebates embedded in outstanding trade receivables.

DERMA SCIENCES, INC.

Notes To Consolidated Financial Statements

3.      Inventories

         Inventories comprise the following:

                                                        December 31,
                                                   ----------------------
                                                   2001              2000
                                                   ----              ----

     Finished goods                            $1,617,449          $  994,258
     Packaging materials                          268,001             234,859
     Raw materials                                 96,797             201,253
                                                   ------             -------
          Gross inventory                       1,982,247           1,430,370
     Reserve for obsolescence                    (195,000)           (148,000)
                                                ----------          ----------

          Net inventory                        $1,787,247          $1,282,370
                                               ==========          ==========

4.      Property and Equipment

         Property and equipment comprise the following:

                                                        December 31,
                                                   ----------------------
                                                   2001              2000
                                                   ----              ----

     Machinery and equipment                   $  360,188          $320,836
     Furniture and fixtures                       668,336           668,336
                                                  -------           -------
          Gross property and equipment          1,028,524           989,172
     Less:  Accumulated depreciation             (858,816)         (785,143)
                                                 ---------         ---------

          Net property and equipment           $  169,708          $204,029
                                               ==========          ========

         Depreciation expense was $73,673 and $201,007 in 2001 and 2000, respectively. Depreciation expense for the year ended December 31, 2000 included $86,957 for the write-down of impaired property and equipment.

5.      Goodwill, Patents and Trademarks

         Goodwill, patents and trademarks comprise the following:

                                                        December 31,
                                                   ----------------------
                                                   2001              2000
                                                   ----              ----

     Goodwill                                  $1,497,364         $1,497,364
     Less:    Accumulated amortization           (386,397)          (280,397)
                                                 ---------          ---------
              Net goodwill                      1,110,967          1,216,967
                                                ---------          ---------

     Patents and trademarks                       451,417            451,417
     Less:    Accumulated amortization           (293,557)          (275,889)
                                                 ---------          ---------
              Net patents and trademarks          157,860            175,528
                                                  -------            -------
              Net goodwill, patents and
                trademarks                     $1,268,827         $1,392,495
                                               ==========         ==========

         Goodwill amortization expense was $106,000 and $137,720 in 2001 and 2000, respectively. Patent and trademark amortization expense was $17,668 and $18,031 in 2001 and 2000, respectively.

DERMA SCIENCES, INC.

Notes To Consolidated Financial Statements

6.      Bank Line of Credit

         The Company previously had a $1,000,000 bank line of credit facility fully secured with cash deposited with the bank. On November 5, 2001, the Company paid off its outstanding loan balance of $580,455 and did not renew the line of credit facility. The former line of credit agreement required monthly interest payments at prime minus 1%, or 3.75%. At December 31, 2000, $640,000 of the line of credit facility was outstanding. Interest expense for the years 2001 and 2000 was $31,280 and $70,419, respectively.

7.      Accrued Expenses and Other Current Liabilities

         Accrued expenses and other current liabilities comprise the following:

                                                        December 31,
                                                   ----------------------
                                                   2001              2000
                                                   ----              ----

     Accrued compensation                      $ 59,251           $ 52,000
     Reserve for restructuring costs                  -             71,623
     Convertible bond interest                  119,563            105,553
     Medicaid rebates                            17,800             32,000
     Accrued customer service fees               49,750             31,176
     Other                                      146,285            128,875
                                                -------            -------
          Total accrued liabilities             392,649            421,227
     Deferred revenue                             -                 80,695
                                                -------             ------

          Total accrued expenses and other
            current liabilities                $392,649           $501,922
                                               ========           ========

         In connection with an agreement for the distribution of catheter fasteners with a third party, the Company received an advance payment of $250,000 in 2000 against the first 83,333 units sold which it recorded as deferred revenue. The advance was amortized to revenue at a rate of $3.00 per unit sold. The advance was fully amortized in the first quarter of 2001.

8.      Convertible Bonds

        Convertible bonds comprise the following:

                                                        December 31,
                                                   ----------------------
                                                   2001              2000
                                                   ----              ----

     Series C Bonds                            $ 25,000            $ 25,000
     Series D Bonds                             450,000             450,000
                                                -------             -------

          Total convertible bonds              $475,000            $475,000
                                               ========            ========

         On August 16, 1999, the Company completed a private placement of its Series C Convertible Bonds ("Series C Bonds") in which an aggregate of $875,000 was raised. The Series C Bonds pay interest only at the prime rate, as defined, until maturity and were originally convertible into Series C Units described below.

         Each Series C Unit consists of one share of Series C Preferred Stock convertible into one share of Common Stock and one warrant to purchase one share of Common Stock at $1.10 per share. In March 2000, bondholders owning $475,000 in aggregate principal amount of the Series C Bonds converted the principal of their Series C Bonds into Series C Units at the rate of $1.10 per Unit. In March, 2000, the bondholders extended the maturity of the Series C Bonds from the original maturity date of August 15, 2000 until January 7, 2001.

         In July 2000, bondholders owning $375,000 in aggregate principal amount of the Series C Bonds converted the principal of their Series C Bonds into "modified" Series E Units at the rate $0.75 per Unit. Each "modified"

DERMA SCIENCES, INC.

Notes To Consolidated Financial Statements

Series E Unit consists of one share of Series C Preferred Stock and one and one tenth warrants to purchase one share of Common Stock at $0.85 per share. Investors who converted their bonds in March 2000 have had their conversions adjusted so as to receive conversion terms equivalent to those of the July 2000 conversion.

         In December 1999, the Company received $450,000 of a total of $600,000 in subscriptions for its Series D Convertible Bonds ("Series D Bonds"). Payments of $50,000 and $100,000 representing the balance of these subscriptions were received in January and February, 2000, respectively. The Series D Bonds pay interest only at the prime rate, as defined, until maturity and were originally convertible into Series D units described below.

         Each Series D Unit consists of one share of Series D Preferred Stock convertible into one share of Common Stock and one warrant to purchase one share of common stock at $1.01 per share. In March 2000, bondholders owning $150,000 in aggregate principal amount of the Series D Bonds converted the principal of their Series D Bonds into Series D Units at the rate of $1.0125 per Unit. In March, 2000, the bondholders extended the maturity of the Series D Bonds from the original maturity date of December 31, 2000 until January 7, 2001. Investors who converted their bonds in March, 2000 have had their conversions adjusted so as to receive conversion terms equivalent to those of the July, 2000 conversion of Series C Bonds.

         The expense recognized for the beneficial conversion features and other consideration given in connection with the reset of the conversion terms of the Series C and Series D convertible bonds in 2000 was $1,143,866.

         As of January 5, 2001, bondholders owning an aggregate of $475,000 of the Company's Series C and Series D Convertible Bonds extended the maturity date of their bonds from January 7, 2001 to January 7, 2002. In consideration for this maturity postponement, the Company accorded the bondholders the following: (1) 57,000 shares of the Company's Common Stock with registration rights, (2) reduction in the "per unit" conversion rate of the Series C and Series D Convertible Bonds remaining outstanding from $0.75 to $0.50, (3) increase in the ratio of preferred stock to warrants comprising the units from one share of preferred stock and one warrant to one share of preferred stock and one and one tenth warrants, and (4) reduction of the exercise price of the warrants from $0.85 per share to $0.57 per share. The $160,000 value of the foregoing was recorded as bond discount and amortized to interest expense over the one-year bond maturity extension. The warrants issuable pursuant to items (3) and (4), in total aggregating 1,045,000, have been redesignated as the Company's Series F Warrants.

9.      Shareholders' Equity

        Preferred Stock

         There are 272,503 shares of Series A Convertible Preferred Stock ("Series A Preferred") outstanding. The Series A Preferred is convertible into Common Stock on a one-for-one basis, bears no dividend, maintains a liquidation preference of $4.00 per share, votes as a class on matters affecting the Series A Preferred and maintains voting rights identical to the Common Stock on all other matters.

         There are 554,171 shares of Series B Convertible Preferred Stock ("Series B Preferred") outstanding. The Series B Preferred is convertible into Common Stock on a one-for-one basis, bears no dividend, maintains a liquidation preference of $6.00 per share, votes as a class on matters affecting the Series B Preferred and maintains voting rights identical to the Common Stock on all other matters.

         There are 1,000,001 shares of Series C Convertible Preferred Stock ("Series C Preferred") outstanding. The Company's directors, on February 10, 2000, designated 795,457 shares of the Company's non-designated preferred stock as Series C Preferred. The directors, on July 17, 2000, designated an additional 437,878 shares of non-designated preferred stock as Series C Preferred. The Series C Preferred is a component of the Company's Series C Units described above under Convertible Bonds. The Series C Preferred is convertible into Common Stock on a one-for-one basis, bears no dividend, maintains a liquidation preference of $1.10 per share, votes as a class on matters affecting the Series C Preferred and maintains voting rights identical to the Common Stock on all other matters.

DERMA SCIENCES, INC.

Notes To Consolidated Financial Statements

         There are 133,334 shares of Series D Convertible Preferred Stock ("Series D Preferred") outstanding. The Company's directors, on February 10, 2000, designated 592,597 shares of the Company's non-designated preferred stock as Series D Preferred. The Series D Preferred is a component of the Company's Series D Units described above under Convertible Bonds. The Series D Preferred is convertible into Common Stock on a one-for-one basis, bears no dividend, maintains a liquidation preference of $1.0125 per share, votes as a class on matters affecting the Series D Preferred and maintains voting rights identical to the Common Stock on all other matters.

        Series E Financing

         On August 11, 2000, the Company completed a private placement of its Series E Units in which an aggregate of $500,000 was raised. The Series E Units each consist of one share of Common Stock and one and one tenth warrants to purchase one share of Common Sock at $0.85 per share ("Series E Warrants"). The Series E Warrants will expire on July 18, 2005. A total of 733,333 Series E Warrants were issued in connection with the Series E Common Stock private placement.

        Stock Purchase Warrants

         At December 31, 2001, the Company had 2,866,682 warrants outstanding to purchase the Company's common stock as outlined below:

     Series     Number of Warrants      Exercise Price    Expiration Date
     ------     ------------------      --------------    ---------------
        B               666,673               $6.75       June 15, 2002
        E             2,200,009               $0.85       July 18, 2005

         The Company's 450,002 Series A warrants with an exercise price of $4.50 per share expired on November 15, 2001. Other warrants consisting of 10,000 warrants with an exercise price of $15.63 per share expired on August 2, 2001. In connection with the July 2000 Convertible Bond modification as described in Note 8, all Series C and D warrants were redesignated as Series E warrants.

        Other Equity Transactions

         In February 2001, a total of 229,169 shares of Series B, C and D Preferred Stock were converted into 229,169 shares of Common Stock. In January 2001, 57,000 shares of Common Stock were issued as consideration for extending the maturity date of the Convertible Bonds. In March 2000, 83,334 shares of Series B Preferred Stock were converted into 83,334 shares of Common Stock.

DERMA SCIENCES, INC.

Notes To Consolidated Financial Statements

10.      Income Taxes

         Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                        December 31,
                                                   ----------------------
                                                   2001              2000
                                                   ----              ----
     Deferred tax liabilities:
        Prepaid insurance                   $     (6,155)       $   (16,086)
        Patent amortization                      (45,957)           (53,129)
                                                 --------           --------
          Total deferred liabilities             (52,112)           (69,215)
                                                 --------           --------
     Deferred tax assets:
        Net operating loss carryforwards       2,775,333          2,872,881
        Depreciation                             146,454            105,860
        Amortization of intangibles               79,794            109,230
        Accrued expenses                         281,469            261,596
        Allowance for bad debts                   20,297             71,038
        Other                                      9,728               -
                                                   -----          ---------
          Gross deferred tax assets            3,313,075          3,420,605
        Valuation allowance                   (3,260,963)        (3,351,390)
                                              -----------        -----------
          Total deferred tax assets               52,112             69,215
                                                  ------             ------
     Net deferred tax assets                 $     -            $     -
                                             ===========        ===========

         The majority of the current year valuation allowance relates to net operating loss carryforwards for which realization is not assured.

         The reconciliation of income tax attributable to continuing operations computed at the U.S. federal statutory tax rates to income tax expense (benefit) is:

                                                             December 31,
                                                         --------------------
                                                         2001            2000
                                                         ----            ----
     Tax expense (benefit) at U.S. statutory rates    $ 68,305        $(877,655)
     State income taxes, net of Federal benefit         16,268         (116,363)
     (Decrease) increase in valuation allowance        (90,427)         559,971
     Nondeductible expenses                             14,354          434,047
                                                        ------          -------

     Provision for income taxes                       $  8,500         $  -
                                                      ========         ========

         The provision for income taxes of $8,500 represents an increase in a deferred federal income tax liability for 2001.

         At December 31, 2001, the Company has net operating loss carryforwards of approximately $6,800,000 for federal income tax purposes that begin to expire in years 2012 through 2020. For state income tax purposes, the Company has net operating loss carryforwards of $6,800,000 that expire in years 2004 through 2010. During 1998 the Company had a change in control as defined by the Internal Revenue Code Section 382. Consequently, certain limitations may apply to the timing and amount of the utilization of such net operating loss carryforwards.

11.      Operating Segments

         The Company consists of three operating segments, wound care, wound closure-fasteners and skin care. Products in the wound care segment consist of dressings, ointments and sprays designed to treat chronic wounds.

DERMA SCIENCES, INC.

Notes To Consolidated Financial Statements

Wound closure-fasteners products include wound closure strips, nasal tube fasteners, a variety of catheter fasteners and net dressings. The skin care segment consists of antibacterial skin cleansers, hair and body soaps, lotions and moisturizers designed to enable customers to implement and maintain successful skin care / hygiene programs.

         Products in all three operating segments are marketed to long-term care facilities, hospitals, physicians, clinics, home health care agencies and other healthcare institutions. The manufacture of wound care and wound closure-fastener products is primarily outsourced. Skin care products are manufactured in-house. Internally, the segments are managed at the gross profit level. The aggregation or allocation of other costs by segment is not practical.

         Segment sales and gross profit for 2001 and 2000 are as follows:

                              Year Ended December 31, 2001
                              ----------------------------

                               Wound Closure-                                  Total
                 Wound Care      Fasteners       Skin Care    Other Costs     Company
                 ----------      ---------       ---------    -----------     -------

Net sales        $2,957,487      $2,889,092     $3,100,131           ---     $8,946,710
                 ----------      ----------     ----------    ----------     ----------

Gross profit      2,278,555         1,411,447      767,718           ---      4,457,720
Total expenses          ---               ---          ---    (4,256,822)    (4,256,822)
Income taxes            ---               ---          ---        (8,500)        (8,500)
                                                                                 -------
Net income                                                                    $ 192,398
                                                                              =========

                              Year Ended December 31, 2000
                              ----------------------------
                               Wound Closure-                                  Total
                  Wound Care     Fasteners       Skin Care    Other Costs     Company
                 ----------      ---------       ---------    -----------     -------

Net sales         $2,593,160     $2,989,137     $3,983,837           ---     $9,566,134
                 ----------      ----------     ----------    ----------     ----------

Gross profit       1,740,980      1,643,936      1,258,900           ---      4,643,816
Total expenses           ---            ---            ---    ($7,225,153)   (7,225,153)
Income taxes             ---            ---            ---            ---           ---
                                                                              ----------
Net loss                                                                    ($2,581,337)
                                                                           =============

         With the exception of goodwill associated with the acquisition of Sunshine Products, Inc. (attributable to the skin care operations segment), the Company's property, equipment and intangible assets support each of the Company's operating segments in approximately equal measure. Accordingly, the Company does not classify its assets by operating segments.

         International sales were $602,000 in 2001 and $524,000 in 2000. Wound closure-fastener sales represent the majority of international sales.

DERMA SCIENCES, INC.

Notes To Consolidated Financial Statements

12.      Operating Leases

         The Company has operating lease agreements for its facilities and equipment expiring in various years through 2004. Expense under these agreements amounted to $308,991 and $356,182 in 2001 and 2000, respectively. Minimum future rental payments under non-cancelable operating leases as of December 31, 2001 are:

          Year Ending
          December 31,
          ------------
              2002                                    $136,265
              2003                                      11,578
              2004                                       4,138
                                                         -----

          Total minimum future rental payments        $151,981
                                                      ========

13.      Stock Options

         The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its stock options. As discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation", requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, compensation expense is recognized if the exercise price of the Company's stock options is less than the market price of the underlying stock on the date of grant.

         The Company has a stock option plan under which options to purchase a maximum of 300,000 shares of common stock may be issued. The plan permits the granting of both incentive stock options and nonqualified stock options to employees and directors of the Company (excluding members of the Compensation Committee) and certain outside consultants and advisors to the Company. The option exercise price may not be less than 100% (110% for owners of more than 10% of common stock of the Company on the date of grant) of the fair market value of the stock on the date of the grant of the option. The duration of each option may not exceed 10 years from the date of grant (five years for owners of more than 10% of the common stock of the Company). As of December 31, 2001, options to purchase 52,600 shares of the Company's common stock were issued and outstanding under the plan. No options granted under the plan have been exercised.

         The Company may, from time to time, grant nonqualified stock options to officers, directors, agents and employees outside of the stock option plan ("non-plan options"). Non-plan options to purchase 740,000 and 232,800 shares of common stock were granted to officers and directors in 2001 and 2000, respectively, with exercise prices ranging from $0.40 to $6.00 per share.

         Pro forma information regarding net income and earnings per share is required by Statement 123, which also requires that the information be determined as if the Company has accounted for its stock options granted under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 2001 and 2000: risk-free interest rate of 6.0%; dividend yield of 0%; a volatility factor of the expected market price of the Company's common stock of 1.173 and 1.371 respectively; and an expected option life of 10 years.

         The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. The Company's stock options have characteristics significantly different from those of traded options.

DERMA SCIENCES, INC.

Notes To Consolidated Financial Statements

         Further, changes in the subjective input assumptions related to the options can materially affect the fair value estimate. Therefore, in management's opinion the existing models do not necessarily provide a reliable single measure of the fair value of the Company's stock options.

         For purposes of pro forma disclosures, the estimated fair value of stock options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                                            2001        2000
                                                          -------     -------
     Pro forma net income (loss)                          $74,454   ($2,848,750)
     Pro forma income (loss) per common share - basic       $0.03        ($2.18)
     Pro forma income (loss) per common share - diluted     $0.02          -

         A summary of the Company's stock option activity and related information for the years ended December 31, 2001 and 2000 follows:

                                           2001                     2000
                                  -----------------------   ------------------------
                                              Weighted                  Weighted
                                              Average                   Average
                                  Options  Exercise Price   Options  Exercise Price
                                  -------  --------------   -------  --------------
Outstanding - beginning of year   533,435      $4.14        385,886      $7.00
    Granted                       740,000      $0.40        232,800      $1.59
    Exercised                       -           -             -            -
    Forfeited                       -           -           (85,251)    $10.12
                                ---------                   --------
Outstanding - end of year       1,273,435      $1.97        533,435      $4.14
                                =========                   =======

Exercisable at end of year        706,685                   478,435
                                  =======                   =======

         Exercise prices for options outstanding under the stock option plan, non-statutory option agreements and employment agreements at December 31, 2001 ranged from $0.40 to $12.50. The weighted average fair value of options granted during 2001 and 2000 was $0.38 and $0.85, respectively.

14.      Related Party Transactions

         The Company previously utilized the accounting firm of Golomb, Wills & Company, PC for various financial services. Stephen T. Wills, CPA, MST, a director and former Vice President and Chief Financial Officer of the Company, is a principal of Golomb, Wills & Company, PC. Payments to Golomb, Wills & Company, PC during 2001 and 2000 totaled $0 and $47,390, respectively.

         The Company has a consulting agreement with its founder, former president and former director, Mary G. Clark, RN. In 2001 and 2000 compensation and reimbursed expenses under this agreement were $56,095 and $56,306, respectively.

         The Company purchases marketing services from a firm owned by a director and his son. Total expenses for services rendered in 2001 were $50,816.

         Srini Conjeevaram, a director of the Company, is a general partner in the firm owning $475,000 of convertible bonds outstanding at year end. This firm also holds a significant equity ownership in the Company.

DERMA SCIENCES, INC.

Notes To Consolidated Financial Statements

15.      Restructuring Costs

         Prior to 2001, the Company established reserves for restructuring costs as part of an ongoing plan to align its operating costs with revenues and gross profits. These reserves, and charges against the reserves, are shown below:

                                                   2001           2000
                                                   ----           ----
     Reserve at beginning of year               $ 71,623        $121,631
     Additional reserve established                    -         250,000
     Restructuring payments and adjustments:
         Involuntary termination benefits        (19,047)       (198,244)
         Other costs                             (33,108)       (101,764)
         Reserve adjustment                      (19,468)            -
                                                 --------       ---------

     Reserve at end of year                    $     -         $  71,623
                                               ==========      =========

         Involuntary termination benefits relate to severance and medical benefits paid to terminated employees. Other costs relate principally to non-cancelable lease payments and outplacement.

         No new reserves were established in 2001. Upon completion of all restructuring related actions, the Company reversed the remaining restructuring reserve balance of $19,468 to other income.

16.      Retirement Benefits

         The Company maintains a profit sharing/401(k) plan for eligible full-time employees. Participants may contribute up to 12% of their salary to the plan, subject to IRS limitations. The Company initiated a matching contribution of 50% on the first 6% of each participant's annual earnings contributed to the plan, effective November, 2001. Company contributions to the plan for the year ended December 31, 2001 were $5,682.

17.      Subsequent Events

         Effective January 7, 2002, bondholders of all the Company's issued and outstanding Series C and D convertible bonds entered into an agreement to convert the entirety of the $475,000 principal and $120,200 accrued interest outstanding. The agreement provides for conversion of the principal and accrued interest into units at a rate of one unit for each $0.50 of principal and interest converted. Each unit consists of one share of Series C or Series D Preferred Stock and one and one tenth warrants to purchase one share of common stock at a per share exercise price of $0.57 ("Series F Warrants"). Each share of preferred stock is convertible into common stock on a one-for-one basis. Principal and accrued interest under the bonds totaling $595,200 were converted into 1,190,400 shares of convertible preferred stock and 1,309,441 warrants.

         The agreement further provides that if, prior to July, 2003, the Company offers for sale its common stock at a price per share below $0.50 or its warrants at a per share exercise price of less than $0.57, then the Company shall: (1) issue to the bondholders such additional shares of preferred stock and warrants as, when added to the preferred stock and warrants previously issued, equal the shares of preferred stock and warrants that would have been issued using the lower common stock price as the conversion rate, and (2) lower the per share exercise price of the Series F Warrants to the lower per share exercise price.

         In connection with the conversion, the Company will recognize an imputed non-cash interest charge of $165,200. A charge of $45,000 will be taken to account for the value of the reset concession granted to the bondholders. This charge will be amortized over the eighteen-month term of the reset concession. A charge of $120,200 will be taken immediately to account for the conversion terms associated with the accrued interest.

DERMA SCIENCES, INC.

Notes To Consolidated Financial Statements

         The Company initiated in January 2002 a private offering of 2,000,000 shares of its common stock at a price of $0.50 per share. At February 28, 2002, the Company had concluded subscription agreements with its President, together with 15 other individual and institutional investors, for the sale of 1,300,000 shares of common stock for a total investment of $650,000. At February 28, 2002, subscriptions totaling $565,000 had been funded. The Company expects the balance of the subscriptions to be funded on or about March 31, 2002. The Company has agreed to file a registration statement with the Securities and Exchange Commission relative to the common stock issued in its private offering.